EXHIBIT 10.34
                           IOMEGA CORPORATION

                            1997 BONUS PLAN


The 1997 Bonus Plan ("Plan") for the Chief Executive Officer, Executive Group and Key Contributors of Iomega Corporation (the "Company") is as follows:

1.	Definitions

For purposes of the Plan, the following terms shall have the following meanings:

"NATP" means the consolidated net after-tax income of the Company and its subsidiaries for fiscal 1997 as reported by the Company in its audited financial statements for 1997.

"Minimum NATP" means the minimum amount of fiscal 1997 NATP required to allow the Plan to be funded, as determined by the Board of Directors of the Company.

"Minimum Plus NATP" means the sum of Minimum NATP and an amount equal to 12.5% of Minimum NATP.

"Target NATP" means the sum of Minimum NATP and an amount equal to 25% of Minimum NATP.

"Consolidated Worldwide Revenue" means the consolidated gross revenue of the Company and its subsidiaries.

"Minimum Consolidated Worldwide Revenue" means the minimum amount of fiscal 1997 Consolidated Worldwide Revenue required to allow the Plan to be funded, as determined by the Board of Directors of the Company.

"Executive Group" means the senior executives of the Company listed in Appendix A and such additional executives as the Chief Executive Officer of the Company ("CEO") shall designate.

"Key Contributors" means employees who perform management or management-equivalent duties and responsibilities, who are designated to participate in the Plan based on their performance and their contributions to the Company.

"Gross Salary" means the gross salary (before bonus) paid during fiscal 1997 to salary-based employees of the Company.


2.	Bonus for Chief Executive Officer

Unless 1997 NATP equals or exceeds Minimum NATP and 1997 Consolidated Worldwide Revenue equals or exceeds Minimum Consolidated Worldwide Revenue, no bonus shall be paid under the Plan to the CEO except as provided below under "Discretionary CEO Bonus." If 1997 NATP equals or exceeds Minimum NATP and 1997 Consolidated Worldwide Revenue equals or exceeds Minimum Consolidated Worldwide Revenue, the Company shall pay a bonus to the CEO for 1997, determined as follows:

For Minimum NATP, a sum of $180,000 plus

1% of the amount by which fiscal 1997 NATP exceeds Minimum NATP but is less than Target NATP, plus

1.7% of the amount by which 1997 NATP exceeds Target NATP.

Discretionary CEO Bonus. In addition, the Company may pay the CEO a discretionary bonus of up to $400,000, as determined by the Board of Directors, based upon the CEO's performance with respect to the following non-financial objectives:

Improving Customer Satisfaction

Building an Outstanding Organization

Managing the Corporation's Assets


3.	Bonus for Executive Group

Unless 1997 NATP equals or exceeds Minimum NATP and 1997 consolidated Worldwide Revenue equals or exceeds Minimum Consolidated Worldwide Revenue, no bonus shall be paid under the Plan to the Executive Group. If 1997 NATP equals or exceeds Minimum NATP and 1997 Consolidated Worldwide Revenue exceeds Minimum Consolidated Worldwide Revenue, the Company shall pay a bonus to each member of the Executive Group for 1997 as follows:

If 1997 NATP exceeds Minimum NATP but is less than Minimum Plus NATP, a bonus equal to 20% of such executive's 1997 Gross Salary.

If 1997 NATP exceeds Minimum Plus NATP but is less than Target NATP, a bonus equal to 30% of such executive's 1997 Gross Salary.

If 1997 NATP equals or exceeds Target NATP, a bonus equal to 40% of such executive's 1997 Gross Salary.

In addition, the Company may establish a Discretionary Pool funded as follows: 2% of the amount by which 1997 NATP exceeds Minimum NATP but is less than Target NATP, and 2.5% of the amount by which 1997 NATP exceeds Target NATP. The Discretionary Pool may be distributed to some or all members of the Executive Group at the discretion of the CEO based upon the contributions by the members of the Executive Group to the achievement of the Company's 1997 Business Plan or other performance criteria as may be established by the CEO.


4.	Bonus for Key Contributors

If 1997 NATP equals or exceeds Minimum NATP and 1997 Consolidated Worldwide Revenue equals or exceeds Minimum Consolidated Worldwide Revenue, the Company may pay an incentive bonus to its Key Contributors. Each Key Contributor shall be assigned a target annual bonus which shall be a percentage of his/her Gross Salary, and such percentage may increase as various levels of NATP are achieved, based on the performance of the Company and its ability to achieve or exceed its Business Plan. It is expected that approximately 300 Key Contributors will participate in the Plan in 1997.


5.	Profit Sharing Program

If 1997 NATP equals or exceeds Minimum NATP and 1997 Consolidated Worldwide Revenue equals or exceeds Minimum Consolidated Worldwide Revenue, the
Company may make profit sharing awards to full-time regular employees who do not participate in any incentive bonus plan or sales commission plan. Profit sharing awards, if made, will generally be paid quarterly on the basis of achievement of specified quarterly results as measured against the Company's Minimum NATP and Target NATP, with a holdback of approximately 50% for the first quarter, 40% for the second quarter, 25% for the third quarter and 0% for the fourth quarter. The profit sharing payments will range from 5% of a participating employee's Gross Salary, with an increasing percentage as the Company's operating results exceed Minimum NATP, provided that for 1997 the maximum payment percentage shall not exceed 7.5% of a participating employee's Gross Salary. The Profit Sharing Program will be funded as follows:

$1.8 million if 1997 NATP is at least equal to Minimum NATP, plus

1.4% of the amount by which 1997 NATP exceeds Minimum NATP, provided that the maximum aggregate amount which may be available for profit sharing for 1997 is $2.8 million.


6.	CEO's Discretionary Authority

The CEO shall have the authority to allocate bonuses and profit sharing payments payable pursuant to the Plan among the Key Contributors and Company employees participating in the Profit Sharing Program, including the authority to allocate more or less than the maximum amount payable under the Plan if he determines, in his discretion, that such action is in the best interest of the Company.

The CEO is also authorized to pay a discretionary bonus up to a maximum aggregate amount of $1.0 million to professional personnel of Level 15 and below, and "Spot Awards" primarily to employees that are not classified as "executives" as special recognition for outstanding performance. However, no such bonuses shall be paid if the Company is not profitable. The CEO shall report quarterly to the Board of Directors and the Compensation Committee the aggregate amounts of any discretionary bonuses awarded for outstanding performance.